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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Weil                        Charles                        Henri
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                         4 Cheval House, Cheval Place
    ----------------------------------------------------------------------------
                                   (Street)

        London                                                        SW7
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               8/9/2001
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol

                 Access Worldwide Communications, Inc. - AWWC
                 --------------------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)             N/A
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

    __X__ Form Filed by One Reporting Person
    _____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title            2. Amount of        3. Ownership Form: 4. Nature of
   of                  Securities Bene-    Direct (D) or      Indirect Bene-
   Security            ficially Owned      Indirect (I)       ficial Ownership
   (Instr. 4)          (Instr. 4)          (Instr. 5)         (Instr. 5)
--------------------------------------------------------------------------------
Common Stock - AWWC        551,130                I           The shares are
                                                              owend by Compania
                                                              Financiera
                                                              Tassarina, S.A., a
                                                              Company
                                                              incorporated in
                                                              Panama. Mr. Weil
                                                              owns all the
                                                              common stock of
                                                              Compania
                                                              Financiera
                                                              Tassarina, S.A.
--------------------------------------------------------------------------------

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

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
None                           N/A       N/A    N/A                     N/A         N/A             N/A            N/A
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                                    /s/ Charles H. Weil         August 14, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.